Exhibit 99.1

JPMorgan Chase & Co.

270 Park Avenue, New York, NY 10017-2070

NYSE symbol: JPM

www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE TO INCREASE QUARTERLY COMMON STOCK

DIVIDEND TO $0.25 PER SHARE

BOARD AUTHORIZES $15 BILLION COMMON STOCK

REPURCHASE PROGRAM

March 18, 2011 – NEW YORK – JPMorgan Chase & Co. (NYSE: JPM) today announced the following actions taken by its Board of Directors:

•

Declared a quarterly dividend of $0.25 per share on the corporation’s common stock, an increase of $0.20 per share. The dividend is payable on April 30, 2011 to stockholders of record at the close of business on April 6, 2011.

•	Authorized a new $15 billion multi-year common stock repurchase program, of which up to $8.0 billion of common stock repurchases is approved for 2011.

Remarking on the dividend action and repurchase authorization, Jamie Dimon, Chairman and CEO, said, “We are pleased to be in a position to increase our dividend and to establish a new share repurchase program. Our current expectation is to return to a payout ratio of approximately 30% of normalized earnings over time. We will operate the business with the objectives of maintaining a Basel I Tier 1 Common ratio of at least 9.0% and meeting the Basel III requirements substantially ahead of time. Our earnings power will allow us to generate significant capital in excess of our objectives allowing us to aggressively invest in our future.”

Dimon added, “JPMorgan Chase has substantial organic growth opportunities – building branches, adding bankers, and expanding product and service capabilities globally. Quality organic growth is our top priority and our best use of capital. We expect, though at a minimum, essentially to repurchase the same amount of shares that we issue for employee stock-based incentive awards. Beyond this, we intend to repurchase stock only when we are generating capital in excess of what we need to fund our organic growth and when we think it provides excellent value to our existing shareholders.”

The timing of common stock purchases and the exact number of shares purchased through the repurchase authorization will depend on various factors, including market conditions, the Firm’s capital position, internal capital generation, and organic investment opportunities. The new repurchase program does not include specific price targets, may be executed through open market purchases or privately negotiated transactions, including utilizing Rule 10b5-1 programs, and may be suspended at any time.

The Federal Reserve has approved utilization of up to $8.0 billion in 2011 of the $15 billion repurchase program. The share repurchase program replaces the prior $10 billion program that had approximately $3.2 billion of remaining authorization.

Investor Contact: Lauren Tyler (212) 270-7325            Media Contact: Joe Evangelisti (212) 270-7438

J.P. Morgan Chase & Co.

News Release

About J.P. Morgan

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.1 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.